Exhibit 99.1

BioSig Technologies, Inc. Appoints Mr. Anthony Amato to Position of Chief Executive Officer, Effective Immediately

Mr. Amato will also serve on the Company’s Board of Directors

WESTPORT, CT, April 30, 2024 —BioSig Technologies, Inc. (NASDAQ: BSGM) or (“BioSig” or “the Company”), a medical technology Company delivering unprecedented accuracy and precision to intra-cardiac signal visualization, today announced the appointment of Mr. Anthony Amato to the Position of Chief Executive Officer (“CEO”), effective immediately. Additionally, Mr. Amato will serve on the Company’s Board of Directors, which is currently being assembled. Recall, that on April 4, 2024, the Company announced the engagement of Consulting firm Bridge Associates International Pharmaceutical Consulting (“BAIPC”), led by Mr. Amato. This corporate action was the natural progression as the Company continues to realize meaningful progress towards its goals of both resorting and creating lasting shareholder value.

Commenting on his appointment as CEO of BioSig, Mr. Amato expressed, “Approximately 2 months ago, I took the initiative to review, analyze, and address the urgent issues that had the potential to negatively impact the Company’s future. Since then, important and material progress has been realized on multiple fronts, and I have accepted this new position to accelerate the implementation of the comprehensive turnaround strategy. The Company believes that there is substantial value to be unlocked through its current assets including its core product line, PURE EP™. We will continue to add the appropriate team to reach our goals. I wish to thank our many loyal shareholders and reiterate my unwavering commitment to both restore and create shareholder value.”

The Company will continue to update shareholders as additional material event(s) occur.

Personal Bio, Mr. Anthony Amato - Age 56

Anthony Amato is a business leader and entrepreneurial thinker with an intuitive ability to rapidly assess challenges and identify growth opportunities. He quickly sees organizational vision and understands goals, taking appropriate ownership and action required to guide the team, achieving aggressive targets and performance levels. He has outstanding interpersonal, business development, team building and management skills. Anthony has hands-on executive skills at engaging and influencing key stakeholders to not only grow business but also to optimize profits.

Mr. Amato founded InQuest Science in March 2017 and then acquired Bridge Associates International Pharmaceutical Consulting in March 2020. He is the former Director of Sales for Mesa Labs in Denver CO, a Nasdaq listed corporation that specializes in providing quality control products and services to ensure the safety and efficacy of equipment used in hospitals, pharmaceutical, medical device manufacturers, blood banks, laboratories, pharmacies, and industrial facilities.

In July of 1999 he founded Amega Scientific Corporation. He grew the company from a start-up operation to a worldwide industry leader. Anthony developed and managed a staff throughout North America, establishing R&D, production, logistics, administration and sales. Clients included pharmaceutical, biotech, hospitals, government facilities, and research universities. Amega Scientific was the leading innovator in the Environmental Monitoring System industry. Amega Scientific was an ISO 17025 corporation instituting GxP requirements. Amega Scientific was acquired by Mesa Labs (MLAB) in November 2013.

Mr. Amato graduated from Glassboro State College in New Jersey in 1989, with a dual degree in business management and finance.

About BioSig Technologies, Inc. (NASDAQ: BSGM)

BioSig Technologies is a medical technology company focused on deciphering the body’s electrical signals, starting with heart rhythms. By leveraging a first of its kind combination of hardware and software, we deliver unprecedented cardiac signal clarity, ending the reliance on ‘mixed signals’ and ‘reading between the lines.’ Our platform technology is addressing some of healthcare’s biggest challenges—saving time, saving costs, and saving lives.

The Company’s product, the PURE EP™ Platform, an FDA 510(k) cleared non-invasive class II device, provides superior, real-time signal visualization allowing physicians to perform highly targeted cardiac ablation procedures with increased procedural efficiency and efficacy.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) BioSig’s ability to regain compliance with and meet the continued listing requirements of the Nasdaq Capital Market to maintain listing of its common stock; (ii) our cost reduction plan and associated workforce reduction or other cost-saving measures not reaching the targeted reduction of cash burn by 50%; (iii) the geographic, social, and economic impact of pandemics or worldwide health issues on BioSig’s ability to conduct its business and raise capital in the future when needed; (iv) BioSig’s inability to manufacture its products and product candidates on a commercial scale on its own, or in collaboration with third parties; (v) difficulties in obtaining financing on commercially reasonable terms; (vi) changes in the size and nature of BioSig’s competition; (vii) loss of one or more key executives or scientists; and (viii) difficulties in securing regulatory approval to market BioSig’s products and product candidates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause BioSig’s actual results to differ from those contained in forward-looking statements, see BioSig’s filings with the Securities and Exchange Commission (“SEC”), including the section titled “Risk Factors” in BioSig’s Annual Report on Form 10-K, filed with the SEC on April 16, 2024. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise, except as required by law.

Contact:

Todd Adler

BioSig Technologies, Inc.

Investor Relations

55 Greens Farms Rd

Westport, CT 06880

tadler@biosigtech.com

203-409-5444 ext. 104

Or

Anthony Amato, Chief Executive Officer

aamato@biosigtech.com

203-409-5444 ext. 102